           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of
Oppenheimer Baring SMA International Fund:

We consent to the use in this Registration Statement of Oppenheimer Baring
SMA International Fund, of our report dated July 20, 2009, relating to the financial statements and financial highlights of Oppenheimer Baring SMA
International Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the headings "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement and "Independent Registered
Public Accounting Firm" appearing in the Statement of Additional Information.

                           /s/ KPMG LLP
                           KPMG LLP

Denver, Colorado
August 27, 2009